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                                                                      EXHIBIT 11
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                                                                      Exhibit 11

                               HARSCO CORPORATION

            COMPUTATION OF FULLY DILUTED NET INCOME PER COMMON SHARE

                     (dollars in thousands except per share)



                                                                YEARS ENDED
                                    -------------------------------------------------------------------
                                           1995          1994          1993          1992          1991
                                           ----          ----          ----          ----          ----

Net income                          $    97,377   $    86,553   $    87,618   $    84,332   $    76,543
                                    ===========   ===========   ===========   ===========   ===========
Average shares of common stock
     outstanding used to compute
     primary earnings per common
     share                           25,246,356    25,114,874    25,036,893    25,966,755    26,278,384

Additional common shares to be
     issued assuming exercise of
     stock options, net of shares
     assumed reacquired                 192,802       105,388       149,408       198,220       118,208
                                    -----------   -----------   -----------   -----------   -----------

Shares used to compute dilutive
     effect of stock options         25,439,158    25,220,262    25,186,301    26,164,975    26,396,592
                                    ===========   ===========   ===========   ===========   ===========

Fully diluted net income per
     common share                   $      3.83   $      3.43   $      3.48   $      3.22   $      2.90
                                    ===========   ===========   ===========   ===========   ===========

Net income per common share         $      3.86   $      3.45   $      3.50   $      3.25   $      2.91
                                    ===========   ===========   ===========   ===========   ===========